Exhibit 1.2

$525,000,000

UNITED RENTALS (NORTH AMERICA), INC.

6 1/8% SENIOR NOTES DUE 2023

UNDERWRITING AGREEMENT

March 12, 2014

Morgan Stanley & Co. LLC,

As Representative of the Several Underwriters

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

1.  Introductory.  United Rentals (North America), Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters $525,000,000 principal amount of its 6 1/8% Senior Notes due 2023 (the “Notes”). The Notes will be unconditionally guaranteed (each, a “Guaranty”) on a senior basis by United Rentals, Inc., a Delaware corporation and parent of the Company (“Holdings”), and each of the Company’s subsidiaries listed on Schedule B hereto (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”).  The Notes will also be guaranteed by each subsequently organized domestic subsidiary of the Company that becomes a guarantor pursuant to the Indenture (as hereinafter defined).  The Notes will be issued under an indenture, dated as of October 30, 2012 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The Notes and the Guaranties are together referred to as the “Offered Securities”.  The Notes will form a single series with and will be fungible with the $400,000,000 aggregate principal amount of the Company’s existing 6 1/8% Senior Notes due 2023 (the “Existing Notes”).

This Agreement, the Indenture and the Offered Securities are referred to herein as the “Operative Documents”.

The Company and the Guarantors jointly and severally agree with the several Underwriters as follows:

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:05 p.m. New York City time on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

2.  Representations and Warranties of the Company and the Guarantors.  The Company and the Guarantors jointly and severally represent and warrant to, and agree with, the several Underwriters that:

(a)  The Company has filed with the Commission a registration statement on Form S-3 (No. 333-177552), as amended by Post-Effective Amendment No. 1 thereto, including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective.  “Registration Statement” at any particular time means such registration statement, as amended by Post-Effective Amendment No. 1 thereto, in the form then filed with the Commission, including any further amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time.  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

(b)  (i)(A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is as such as will be described in a separate letter agreement between the parties hereto.

(c)  The date of this Agreement is not more than three years subsequent to the initial effective time of the Registration Statement.  If, immediately prior to the third anniversary of the initial effective time of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representative, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities.  References herein to the Registration Statement shall include such new shelf registration statement.

(d)  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated March 12, 2014, including the base prospectus, dated September 28, 2012 (such preliminary prospectus supplement, together with the base prospectus, the “Preliminary Prospectus”) (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein; it being understood and agreed that the only such information is as such as will be described in a separate letter agreement between the parties hereto.

(e)  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the

Offered Securities or until any earlier date that the Company notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representative and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)  Holdings has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and to enter into and perform its obligations under each of the Operative Documents, to the extent a party thereto; and Holdings is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect (as hereinafter defined).  Except as indicated therein, each Guarantor listed on Schedule B hereto is a wholly owned, domestic subsidiary of Holdings.

(g)  Each subsidiary of Holdings that is a corporation has been duly incorporated and is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and to enter into and perform its obligations under each of the Operative Documents, to the extent a party thereto; and each subsidiary of Holdings that is a corporation is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(h)  Each subsidiary of Holdings that is a limited partnership has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, with power and authority (partnership and other)

to own its properties and conduct its business as described in the General Disclosure Package and to enter into and perform its obligations under each of the Operative Documents, to the extent a party thereto; and each subsidiary of Holdings that is a limited partnership is duly qualified to do business as a foreign limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(i)  Each subsidiary of Holdings that is a limited liability company has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, with power and authority (limited liability company and other) to own its properties and conduct its business as described in the General Disclosure Package and to enter into and perform its obligations under each of the Operative Documents, to the extent a party thereto; and each subsidiary of Holdings that is a limited liability company is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(j)  All of the issued and outstanding capital stock of Holdings and each subsidiary of Holdings that is a corporation has been duly authorized and validly issued and is fully paid and nonassessable; the capital stock of each subsidiary owned by Holdings, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except Permitted Liens (as defined in the General Disclosure Package).

(k)  All of the outstanding partnership interests of each subsidiary of Holdings that is a limited partnership have been issued in accordance with the applicable limited partnership law; and the partnership interests of each such subsidiary owned by Holdings, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except Permitted Liens (as defined in the General Disclosure Package).

(l)  All of the outstanding limited liability company interests of each subsidiary of Holdings that is a limited liability company have been issued in accordance with the applicable limited liability company law; and the limited liability company interests of each such subsidiary owned by Holdings, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except Permitted Liens (as defined in the General Disclosure Package).

(m)  The Notes have been duly authorized by the Company; each Guaranty has been duly authorized by each respective Guarantor; the Indenture has been duly authorized by the Company and each Guarantor and has been duly qualified under the Trust Indenture Act; the Indenture has been duly executed and delivered, and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform in all material respects to the description thereof in the General Disclosure Package and will conform in all material respects to the description thereof contained in the Final Prospectus, and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company and each Guarantor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(n)  This Agreement (i) has been duly authorized, executed and delivered by the Company and each Guarantor and (ii) conforms in all material respects to the description thereof contained in the General Disclosure Package.

(o)  No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for Holdings’, the Company’s or any Guarantor’s (i) execution, delivery and performance of the Operative Documents, to the extent a party thereto, (ii) issuance and delivery of the Offered Securities or (iii) consummation of the transactions contemplated hereby and thereby.

(p)  Neither Holdings nor any of its subsidiaries is in (i) violation of its respective charter, by-laws or other constitutive documents or (ii) default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to Holdings and its subsidiaries, taken as a whole, to which Holdings or any of its subsidiaries is a party or by which Holdings or any of its subsidiaries or their respective properties is bound, except for any default that would not have a Material Adverse Effect.

(q)  The execution, delivery and performance of each of the Operative Documents, the issuance and delivery of the Offered Securities and the consummation of the transactions contemplated hereby and thereby, including without limitation the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over Holdings or any subsidiary of Holdings or any of their respective properties, or any agreement or instrument to which Holdings or any such subsidiary is a party or by which

Holdings or any such subsidiary is bound or to which any of the properties of Holdings or any such subsidiary is subject, or the charter or by-laws or similar organizational documents of Holdings or any such subsidiary.

(r)  Holdings and its subsidiaries have good and marketable title to all real property described in the General Disclosure Package as owned by Holdings and its subsidiaries and good title to all other properties described in the General Disclosure Package as owned by them, in each case, free and clear as of the Closing Date of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are Permitted Liens (as defined in the General Disclosure Package) or (ii) do not individually or in the aggregate materially interfere with the use made and proposed to be made of such property by Holdings or any of its subsidiaries; and all of the leases and subleases material to the business of Holdings and its subsidiaries, taken as a whole, and under which Holdings or any of its subsidiaries holds properties described in the General Disclosure Package, are in full force and effect, and neither Holdings nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Holdings or any such subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of Holdings or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, which claim, if upheld, would result in a Material Adverse Effect.

(s)  Holdings and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, except where the lack thereof would not have a Material Adverse Effect; and Holdings and its subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of Holdings and its subsidiaries taken as a whole (“Material Adverse Effect”).

(t)  No labor dispute with the employees of Holdings or any of its subsidiaries exists or, to the knowledge of the Company or Holdings, is imminent that would individually or in the aggregate have a Material Adverse Effect.

(u)  Holdings and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the businesses now operated by them, or presently employed by them

(except where the lack thereof would not have a Material Adverse Effect), and have not received any notice of infringement of, or conflict with, asserted rights of others with respect to any intellectual property rights that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(v)  Except as disclosed in the General Disclosure Package, neither Holdings nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), or (i) owns or operates any real property contaminated with any substance that could be expected to require remediation or result in liability pursuant to any environmental laws, (ii) is liable for any off-site disposal or contamination pursuant to any environmental laws, or (iii) is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and neither the Company nor Holdings is aware of any pending investigation which could reasonably be expected to lead to such a claim.

(w)  To the knowledge of the Company or Holdings, there are no costs or liabilities associated with environmental laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with environmental laws or any certificates, authorities or permits, any related constraints on operating activities and any potential liabilities to third parties) which would individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

(x)  Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting Holdings, any of its subsidiaries or any of their respective properties that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Operative Documents, to the extent a party thereto, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings are, to the knowledge of Holdings, threatened or contemplated.

(y)  The accountants, Ernst & Young LLP, that have certified the financial statements and supporting schedules of Holdings included or incorporated by reference in the General Disclosure Package and the Final Prospectus are a registered public accounting firm and independent public accountants with respect to Holdings, the Company and the Subsidiary Guarantors, as required by the Act and the Exchange Act.  The historical financial statements, together with related schedules and notes, set forth or incorporated by reference in the General Disclosure Package and Final Prospectus comply as to form in all material respects with the accounting requirements of the Act and the related published Rules and Regulations.

(z)  The interactive data in eXtensible Business Reporting Language of Holdings included or incorporated by reference in the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(aa)  The historical financial statements of Holdings, together with related schedules and notes forming part of the General Disclosure Package, present fairly the consolidated financial position, results of operations and changes in financial position of Holdings and its subsidiaries on the basis stated in the General Disclosure Package at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data with respect to Holdings and its subsidiaries set forth in the General Disclosure Package are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of Holdings.

(bb)  At December 31, 2013, on a consolidated basis, after giving pro forma effect to the transactions contemplated by this Agreement and the General Disclosure Package, Holdings would have an authorized and outstanding capitalization as set forth in the General Disclosure Package and the Final Prospectus under the caption “Capitalization.”

(cc)  Since the date of the latest audited financial statements included or incorporated by reference in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties, results of operations or prospects of Holdings and its subsidiaries, taken as a whole, and there has been no dividend or distribution of any kind declared, paid or made by Holdings on any class of its capital stock.

(dd)  None of the Company or any Guarantor is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and none of the

Company or any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be an “investment company” as defined in the Investment Company Act.

(ee)  The Indenture conforms in all material respects to the requirements of the Trust Indenture Act, and the Rules and Regulations applicable to an indenture which is qualified thereunder.

(ff)  There are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right to require the Company or such Guarantor to file a registration statement under the Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Offered Securities registered pursuant to any Registration Statement, except for (i) the confirmations entered into on November 10, 2009 and November 13, 2009 between Holdings and each of (A) Bank of America, N.A., (B) Citibank, N.A., (C) Morgan Stanley & Co. International plc and Morgan Stanley & Co. Incorporated and (D) Wells Fargo Securities, LLC and Wachovia Bank, National Association and (ii) other agreements pursuant to which Holdings or the Company has already filed a registration statement covering all the securities entitled to registration thereunder.

(gg)  Neither Holdings nor any of its subsidiaries or any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

(hh)  No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) under the Exchange Act (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company or any Guarantor retaining any rating assigned to the Company, any Guarantor, or any securities of the Company or any Guarantor or (ii) except as disclosed in the General Disclosure Package, has indicated to the Company or any Guarantor that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (B) any change in the outlook for any rating of the Company, any Guarantor or any securities of the Company or any Guarantor.

(ii)  Each certificate signed by any officer of the Company or any Guarantor and delivered to the Underwriters or counsel for the Underwriters shall be deemed to be a representation and warranty by the Company or such Guarantor, as applicable, to the Underwriters as to the matters covered thereby.

(jj)  Neither Holdings nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to Holdings’ knowledge, any agent or representative of Holdings or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and Holdings and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(kk)  The operations of Holdings and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where Holdings and each of its respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Holdings or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Holdings, threatened.

(ll)  (i)  Neither Holdings nor any of its subsidiaries or, to the knowledge of Holdings or any of its subsidiaries, any director, officer, employee, agent, affiliate or representative of Holdings or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), or

(B)  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ii)  The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity:

(A)  to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)  in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  Neither Holdings nor any of its subsidiaries has knowingly engaged in, is now knowingly engaged in, or will engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(mm)  There are no contracts, agreements or understandings between the Company or any Guarantor and any person (other than the Underwriters) that would give rise to a valid claim against the Company, any Guarantor or, to the knowledge of Holdings, any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Offered Securities.

(nn)  Neither the Company nor any Guarantor has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company or any Guarantor to facilitate the sale or resale of the Offered Securities.

(oo)  Holdings, its subsidiaries and Holdings’ Board of Directors (the “Board”) are in compliance in all material respects with Sarbanes-Oxley and all applicable Exchange Rules. Holdings maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the

United States (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Holdings has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days Holdings does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(pp)  The Company and the Guarantors are, and immediately after the Closing Date and immediately upon consummation of the transactions contemplated herein will be, on a consolidated basis, Solvent.  As used herein, the term “Solvent” means, with respect to any person that, on a consolidated basis as of any date of determination, (i) the fair value of the assets of such person will, as of such date, exceed the amount of all liabilities of such person, as of such date, as such amounts are determined in accordance with applicable law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liabilities of such person on its debts as such debts become absolute and matured, (iii) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

(qq)  The subsidiaries of Holdings that are party to this Agreement constitute all of the Domestic Restricted Subsidiaries (as defined in the General Disclosure Package) of Holdings that guarantee any indebtedness of Holdings or any other Restricted Subsidiary (as defined in the General Disclosure Package).

Holdings acknowledges that the Underwriters and, for purposes of the opinions to be delivered to the Underwriters pursuant to this Agreement, counsel to the Company and the Guarantors and counsel to the Underwriters will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.

3.  Purchase, Sale and Delivery of Offered Securities.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 104% of the principal amount thereof plus accrued interest from December 15, 2013, to the Closing Date (as hereinafter defined), the respective principal amounts of Offered Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver against payment of the purchase price the Offered Securities in the form of permanent Global Securities in definitive form (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the General Disclosure Package. Payment for the Offered Securities shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representative on March 26, 2014, or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities at the office of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019 at 10:00 A.M. (New York time) on such date.  The Global Securities will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the Closing Date.  Time shall be of the essence, and delivery at the time and place specified in this Agreement is a condition to the obligations of the Underwriters.

4.  Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.  Certain Agreements of the Company.  The Company agrees with the several Underwriters that:

(a)  The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement.  The Company has complied and will comply with Rule 433.

(b)  The Company will promptly advise the Representative of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representative a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representative promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)  If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)  As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)  The Company will furnish to the Representative copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative may from time to time reasonably request.  The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)  The Company will promptly from time to time take such action as any Underwriter may reasonably request to arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as any Underwriter designates and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or province.

(g)  During a period of five years hereafter, the Company will furnish to the Representative and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representative and, upon request, to each of the other Underwriters (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other public information concerning the Company as the Representative may reasonably request; provided, however, that any such document filed with the Commission that is publicly available in electronic form on the Commission’s EDGAR system or on the Company’s website shall not be provided.

(h)  The Company will pay all expenses incidental to the performance of its obligations under the Operative Documents, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Preliminary Prospectus, any other documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States and Canada as any Underwriter designates and the printing of memoranda relating thereto; (iv) any fees charged by investment rating agencies for the rating of the Offered Securities; (v) expenses incurred in distributing the Preliminary Prospectus, any other documents comprising any part of the General Disclosure Package and the

Final Prospectus (including any amendment and supplements thereto) to the Underwriters; (vi) costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review); and (vii) all travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending meetings with prospective purchasers of the Offered Securities.  It is understood that, except as provided in this Section and in Sections 8 and 11 hereof, the Underwriters will pay for all travel expenses of the Underwriters’ employees and any other out-of-pocket expenses of the Underwriters in connection with attending or hosting meetings with prospective purchasers of the Offered Securities, the fees of their counsel, transfer taxes on the resale of any of the Offered Securities by them and any advertising expenses connected with any offers they make.

(i)  The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the Final Prospectus and in accordance with the covenants contained in the debt instruments described in the “Description of Our Other Indebtedness” section of the Final Prospectus and, except as disclosed in the Final Prospectus in compliance with Rule 5121 of the rules of FINRA, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j)  The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k)  During the period of 30 days following the date hereof, Holdings will not and will not permit any of its subsidiaries to, without the prior written consent of the Representative (which consent may be withheld at the sole discretion of the Representative), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Act in respect of, any United States dollar-denominated debt securities that are substantially similar to the Offered Securities and are issued or guaranteed by the Company or guaranteed by Holdings, and having a maturity of more than one year from the date of issue (other than in connection with the registration of the Exchange Securities (as defined in the Registration Rights Agreements) pursuant to the Registration Rights Agreements).

(l)  The Company will obtain the approval of DTC for “book-entry” transfer of the Offered Securities, and will comply with all of its agreements set forth in the representation letters of the Company and the Guarantors to DTC relating to the approval of the Offered Securities by DTC for “book-entry” transfer.

(m)  The Company will not voluntarily claim, and will actively resist any attempts to claim, the benefit of any usury laws against the holders of any Notes and the related Guaranties.

(n)  The Company will use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Offered Securities.

6.  Free Writing Prospectuses.  (a)  The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,”  as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)  The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representative, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities.  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.  Conditions of the Obligations of the Underwriters.  The several obligations of the Underwriters to purchase and pay for the Offered Securities as provided herein on the Closing Date are subject to the satisfaction or waiver, as determined by the Representative in its sole discretion, of the following conditions precedent on or prior to the Closing Date:

(a)  Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred:

(i)  any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded Holdings or the Company or any of the securities of Holdings, the Company or any of their respective subsidiaries or in the rating outlook for Holdings or the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) under the Exchange Act; and

(ii)  any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or results of operations of Holdings and its subsidiaries, taken as a whole, from that set forth in the General Disclosure Package as of the date of this Agreement that, in the judgment of the Representative, is material and adverse and that makes it, in the judgment of the Representative, impracticable or inadvisable to proceed with the offer, sale or delivery of the Offered Securities on the terms and in the manner contemplated in the General Disclosure Package or the Final Prospectus.

(b)  The representations and warranties of the Company and the Guarantors contained in this Agreement shall be true and correct on and as of the Applicable Time and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company and the Guarantors’ officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Company and the Guarantors shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date.

(c)  The Underwriters shall have received on the Closing Date certificates, dated the Closing Date, signed by the President or any Vice President and a principal financial or accounting officer of each of the Company and the Guarantors to the effect set forth in Sections 7(a)(i) and 7(a)(ii), and further to the effect that, to the best of their knowledge and belief, the representations and warranties of the Company and the Guarantors contained in this Agreement were true and correct as of the Applicable Time and true and correct as of the Closing Date; that the Company and the Guarantors have complied with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before the Closing Date; and that no stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose have been instituted or, to their knowledge, are contemplated by the Commission.

(d)  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(e)  The Underwriters shall have received from (i) Sullivan & Cromwell LLP, counsel for the Company and the Guarantors, their opinion, dated the Closing Date, to the effect set forth in Annex I hereto, and their negative assurance letter, dated the Closing Date, to the effect set forth in Annex II hereto, and (ii) Jonathan Gottsegen, General Counsel to Holdings, his opinion, dated the Closing Date, to the effect set forth in Annex III hereto.  Such opinions and letter shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(f)  The Underwriters shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representative may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g)  On the date hereof, the Underwriters shall have received from Ernst & Young LLP, the independent registered public accounting firm for Holdings, a “comfort letter” dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Representative, covering certain financial information in the General Disclosure Package and other customary matters.  In addition, on the Closing Date, the Underwriters shall have received from such accountant a “bring-down comfort letter” dated the Closing Date addressed to the Underwriters, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Prospectus and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three (3) days prior to the Closing Date.

(h)  The Company, the Guarantors and the Trustee shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Underwriters, and the Underwriters shall have received an executed copy thereof.

(i)  On or before the Closing Date, the Underwriters and counsel for the Underwriters shall have received such information, documents, letters and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Offered Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

(j)  On or before the Closing Date, the Underwriters and counsel for the Underwriters shall have received evidence that an irrevocable notice of redemption shall have been given with respect to the Company’s outstanding 9.25 Senior Notes due 2019, issued under the indenture dated November 17, 2009 among the Company, Holdings, the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee.

If any condition specified in this Section 7 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any party, except that Sections 5(h), 8 and 11 hereof shall at all times be effective and shall survive such termination.

8.  Indemnity and Contribution.  (a)  Each of the Company and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Underwriter, its partners, directors and officers and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, and each affiliate of each Underwriter within the meaning of Rule 405 under the Act (each, an “Indemnified Party”) from and against any and all losses, claims, damages or liabilities (or actions in respect thereof) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Statutory Prospectus, the General Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement to any of the foregoing), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (other than in the case of the Registration Statement in light of the circumstances under which they were made) not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(c) of this Agreement, and, subject to Section 8(c) of this Agreement, will reimburse each Indemnified Party for any reasonable and documented legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to Holdings or the Company by such Underwriter through the Representative expressly for use in the General Disclosure Package or the Final Prospectus (or any amendment or supplement thereto).  The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company and the Guarantors may otherwise have.

(b)  Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each Guarantor, each of their respective directors and officers and each person, if any, who controls the Company or any Guarantor within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, and each affiliate of the Company and the Guarantors within the meaning of Rule 405 under the Act (each, an “Underwriter Indemnified Party”), to the same extent as the foregoing indemnity from the Company and the Guarantors to such Underwriters, but only with reference to information relating to such Underwriter furnished to Holdings or the Company by such Underwriter through the Representative expressly for use in the General Disclosure Package or the Final Prospectus (or any amendment or supplement thereto) and will reimburse any reasonable and documented legal or other expenses incurred by such Underwriter Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Underwriter shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(c) of this Agreement.  Each of the Company and the Guarantors hereby acknowledges that the only information that the Underwriters through the Representative have furnished to Holdings expressly for use in the General Disclosure Package or the Final Prospectus (or any amendment or supplement thereto) will be described in a separate letter agreement between the parties hereto.  The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c)  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided, however, that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 8 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 8. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood  that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representative, in the case of parties indemnified pursuant to Section 8(a), and by Holdings, in the case of parties indemnified pursuant to Section 8(b). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault or failure to act by or on behalf of any indemnified party.  An indemnifying party shall not be required to indemnify an indemnified party hereunder with respect to any settlement or compromise of, or consent to entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder if (i) such settlement, compromise or consent is entered into or made or given by the indemnified party without the consent of the indemnifying party and (ii) the indemnifying party has not unreasonably withheld or delayed any such consent.

(d)  To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other hand from the offering of the Offered Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company and the Guarantors on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other hand in connection with the offering of the Offered Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Offered Securities (before deducting expenses) received by the Company and the Guarantors and the total discounts and commissions received by the Underwriters bear to the aggregate offering price of the Offered Securities.  The relative fault of the Company and the Guarantors on the one hand and of the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or any Guarantor, or by the Underwriters, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Offered Securities they have purchased hereunder as set forth opposite their names in Schedule A hereto, and not joint.

(e)  The Company and the Guarantors and the Underwriters agree that it would not be just or equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Underwriter shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Underwriter under this Agreement, less the aggregate amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)  The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Guarantors contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Offered Securities.

9.  Effectiveness; Defaulting Underwriters.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Offered Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Offered Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Offered Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Offered Securities set forth opposite their respective names in Schedule A bears to the aggregate principal amount of Offered Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Representative with the consent of the non-defaulting Underwriters, to purchase the Offered Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the Closing Date; provided that in no event shall the principal amount of Offered Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Offered Securities without the written consent of such Underwriter. If, on the Closing Date any Underwriter or Underwriters shall fail or refuse to purchase Offered Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Offered Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Offered Securities to be purchased on the Closing Date, and arrangements satisfactory to the non-defaulting Underwriters and the Company for the purchase of such Offered Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or of the Company or any Guarantor except that the provisions of Sections 5(h), 8 and 11 hereof shall at all times be effective and shall survive such termination. In any such case either the Representative or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the General Disclosure Package, the Final Prospectus or in any other documents or arrangements may be effected.  As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 9.  Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Initial Purchaser under this Agreement.

10.  Termination.  The Representative may terminate this Agreement by notice given by the Representative to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) there shall have occurred any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any suspension of trading of any securities of Holdings or the Company on any exchange or in the over-the-counter market; (ii) there shall have occurred any banking moratorium declared by U.S. Federal or New York authorities or a material disruption in securities settlement or clearance services in the United States or (iii) there shall have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of the Representative, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

11.  Reimbursement of the Expenses of the Underwriters.  If this Agreement shall be terminated by the Representative pursuant to Section 10 or because of any failure or refusal on the part of the Company or the Guarantors to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason Holdings, the Company or the Guarantors shall be unable to perform their obligations under this Agreement, Holdings will reimburse the Underwriters, severally, upon demand for all documented out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

12.  Entire Agreement.  (a)  This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Offered Securities, represents the entire agreement between the Company, the Guarantors and the Underwriters with respect to the preparation of the General Disclosure Package and the Final Prospectus, the conduct of the offering, and the purchase and sale of the Offered Securities.

(b)  This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company, the Guarantors and the Underwriters, or any of them, with respect to the subject matter hereof.

(c)  The Company acknowledges that in connection with the offering of the Offered Securities: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company and the Guarantors only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, (iii) the Underwriters may have interests that differ from those of the Company and (iv) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.  The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Offered Securities.

13.  Notices.  All communications hereunder will be in writing and effective only upon receipt and, if sent to the Underwriters will be mailed, delivered or telegraphed and confirmed to the Underwriters, c/o Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: Legal Department, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 100 First Stamford Place, Stamford, CT 06902, Attention:  Corporate Secretary; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

14.  Representation of the Underwriters.  The Representative will act for the several Underwriters in connection with this Underwriting Agreement, and any action under this Agreement taken by the Underwriter will be binding upon all the Underwriters.

15.  Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Section 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder.

16.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

17.  Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

18.  Partial Unenforceability.  The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

19.  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of laws.

The parties hereto hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(The remainder of this page has been intentionally left blank.)

If the foregoing is in accordance with the Underwriters understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement among the Company, Holdings, the Subsidiary Guarantors and the several Underwriters in accordance with its terms.

Very truly yours,

UNITED RENTALS (NORTH AMERICA), INC.

by

Name:	Irene Moshouris
Title:	Senior Vice President and Treasurer

UNITED RENTALS, INC.

by

Name:	Irene Moshouris
Title:	Senior Vice President and Treasurer

UNITED RENTALS (DELAWARE), INC.

by

Name:	Irene Moshouris
Title:	Vice President and Treasurer

UNITED RENTALS FINANCING LIMITED PARTNERSHIP, BY UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC, ITS GENERAL PARTNER

by

Name:	Irene Moshouris
Title:	Vice President and Treasurer

UNITED RENTALS HIGHWAY TECHNOLOGIES GULF, LLC

by

Name:	Irene Moshouris
Title:	Vice President and Treasurer

UNITED RENTALS REALTY, LLC, BY UNITED RENTALS (NORTH AMERICA), INC., ITS SOLE MEMBER

by

Name:	Irene Moshouris
Title:	Senior Vice President and Treasurer

The foregoing Underwriting Agreement is hereby confirmed
and accepted as of the date first above written.

MORGAN STANLEY & CO. LLC

Acting on behalf of itself and as a Representative of the several Underwriters.

By
/s/ Nicholas Romig
Name:	Nicholas Romig
Title:	Authorized Signatory

SCHEDULE A

Underwriter	Principal Amount of Notes to be Purchased
Morgan Stanley & Co. LLC	210,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	68,250,000
Wells Fargo Securities, LLC	68,250,000
Citigroup Global Markets Inc.	39,900,000
Barclays Capital Inc.	28,350,000
Credit Suisse Securities (USA) LLC	22,575,000
Deutsche Bank Securities (USA), Inc.	22,575,000
Scotia Capital (USA) Inc.	22,575,000
HSBC Securities (USA) Inc.	15,750,000
Mitsubishi UFJ Securities (USA), Inc.	15,750,000
J.P. Morgan Securities LLC	11,025,000
Total:	$525,000,000

SCHEDULE B

Subsidiary Guarantor	Place of Formation

United Rentals (Delaware), Inc.	Delaware

United Rentals Financing Limited Partnership	Delaware

United Rentals Highway Technologies Gulf, LLC	Delaware

United Rentals Realty, LLC	Delaware

SCHEDULE C

1.                                      General Use Free Writing Prospectus (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.                                      Final term sheet, dated March 12, 2014, a copy of which is attached hereto as Schedule C-1.

2.                                      Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None.

SCHEDULE C-1

Filed pursuant to Rule 433

Free Writing Prospectus dated March 12, 2014

Registration Statement No. 333-177552

UNITED RENTALS (NORTH AMERICA), INC.
Pricing Term Sheet — March 12, 2014
$525,000,000 6.125% Senior Notes due 2023

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated March 12, 2014, to the accompanying Prospectus dated September 28, 2012, filed as part of Registration Statement No. 333-177552, as amended by Post-Effective Amendment No. 1 thereto.

Issuer:	United Rentals (North America), Inc. (the “Issuer”)

Title of Securities:	6.125% Senior Notes due 2023 (the “Notes”)

Aggregate Principal Amount:	$525,000,000

Distribution	SEC Registered

Gross Proceeds:	$552,562,500

Net Proceeds (before expenses):	$546,000,000

Maturity:	June 15, 2023

Issue Price:	105.25% plus accrued interest from December 15, 2013

Coupon:	6.125%

Yield to Worst:	5.19%

Spread to Worst:	305 bps

Benchmark:	2% UST due November 30, 2020

Interest Payment Dates:	December 15 and June 15

Record Dates	December 1 and June 1

Next Interest Payment Date:	June 15, 2014

Optional Redemption:

Except as set forth below under “Optional Redemption with Equity Proceeds” and “Make-Whole Redemption”, the Issuer will not be entitled to redeem the Notes at its option prior to December 15, 2017.

The Issuer may redeem some or all of the Notes, at its option, at any time on or after December 15, 2017, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on December 15 of the years indicated below, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date:

	Year	Percentage
	2017	103.063%
	2018	102.042%
	2019	101.021%
	2020 and thereafter	100.000%

Optional Redemption with Equity Proceeds:

At any time, or from time to time, on or prior to December 15, 2015, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of the Notes and the Existing Notes with the net cash proceeds of certain equity offerings at a price equal to 106.125% of the principal amount of the Notes and the Existing Notes plus accrued and unpaid interest, if any, on the Notes and the Existing Notes redeemed to the applicable redemption date, provided that at least 65% of the aggregate principal amount of the Notes and the Existing Notes remains outstanding immediately after such redemption.

Make-Whole Redemption:

At any time, or from time to time, prior to December 15, 2017, the Issuer may, at its option, redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes plus a “make whole” premium of T+0.50%, plus accrued and unpaid interest, if any.

Change of Control:	Upon certain change of control events, putable at 101% of principal amount plus accrued and unpaid interest, if any.

Trade Date:	March 12, 2014

Settlement Date:	March 26, 2014

CUSIP/ISIN Numbers:	911365 AX2 / US911365AX24

Bookrunners:

Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities (USA), Inc.

Co-Managers:	Scotia Capital (USA) Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. J.P. Morgan Securities LLC

The Issuer has previously filed a registration statement (including a prospectus and a preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”), as amended by Post-Effective Amendment No. 1 thereto, for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and post-effective amendment and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department, (866) 718-1649 or via email at prospectus@morganstanley.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

ANNEX I

FORM OF OPINION OF SULLIVAN & CROMWELL LLP TO BE DELIVERED PURSUANT TO SECTION 7(E)

[REDACTED]

ANNEX II

FORM OF LETTER OF SULLIVAN & CROMWELL LLP TO BE DELIVERED PURSUANT TO SECTION 7(E)

[REDACTED]

ANNEX III

FORM OF OPINION OF JONATHAN GOTTSEGEN TO BE DELIVERED PURSUANT TO SECTION 7(E)

[REDACTED]